Exhibit 23.4

CONSENT OF DENNIS NASH

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a person about to become director and described in the Registration Statement on Form S-1 of U.S. Xpress Enterprises, Inc., and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Dennis Nash
Dennis Nash

May 22, 2018